Exhibit 99.3
<PFIZER LOGO>
For Immediate Release December 6, 1999	Contact: Brian McGlynn 212-573-2051

PFIZER STATEMENT ON AMERICAN HOME PRODUCT FILING

NEW YORK, Dec. 6 -- Pfizer Inc today issued the following statement regarding a filing by American Home Products:

While we haven't seen the Delaware filing, any suggestion that our offer is misleading is specious. Our filings are absolutely clear on the terms of our offer - an exchange ratio of 2.5 shares for each outstanding share of Warner-Lambert. This is yet another diversionary tactic intended to distract attention from Pfizer's offer for Warner-Lambert, which represents a premium compared to American Home's offer. American Home is obviously concerned that the marketplace recognizes our offer as superior, and its offer as inferior.